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PRESS RELEASE - FOR RELEASE:

February 5, 2001

CONTACT:

Sun Bancorp, Inc.
Sandra J. Miller
Vice President & Director of Marketing
570-372-2123

            SUN BANCORP TO PURCHASE MELLON OFFICES IN CLINTON COUNTY

               SUNBANK TO SERVE CLINTON COUNTY WITH TWO LOCATIONS


Selinsgrove, PA - Sun Bancorp, Inc. (NASDAQ: SUBI) announced today that it has reached an agreement to purchase two Pennsylvania branches of Mellon Bank, located at 349 Main Street, Mill Hall; and Bellefonte Avenue and East Church Street, Lock Haven, for an undisclosed amount. Both branches are located in Clinton County. This acquisition includes approximately $51 million in deposits, and is expected to be accretive in 2001.

"We are very excited about the opportunity to serve customers in the Clinton County market," said Robert J. McCormack, President and Chief Operating Officer of Sun Bancorp. "Clinton County is an excellent geographic fit for us, given our presence in Lycoming County. And, as a local community bank, we have quality products and services to offer area businesses and residents plus the added benefit of local decision making."

McCormack continued, "By entering the Clinton County market with two offices, we hope residents will recognize we are truly committed to serving their financial needs."

Completion of the sale is subject to various regulatory approvals and is expected to close during the second quarter of 2001.

Customers of the office will be receiving more information from SunBank and Mellon Bank. "We will be communicating with customers throughout the conversion to SunBank, and we will strive to make the transition seamless to customers," McCormack further commented. In addition, all branch employees will be retained, and there will be no loss of employment as a result of this change.

The bank will operate under the SunBank name, which was publicly introduced in December when Sun Bancorp announced the unification of its four bank trade names (Snyder County Trust Company, Watsontown Bank, Central Pennsylvania Bank, and Bucktail Bank and Trust Company) under the SunBank corporate identity.


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Sun Bancorp, with $740 million in assets, recently unified its four bank trade names--Snyder County Trust Company, Central Pennsylvania Bank, Watsontown Bank, and Bucktail Bank--under the SunBank name. The company has 17 offices and 34 ATMs in Snyder, Union, Northumberland, Lycoming, Elk, and Cameron counties. Sun Bancorp recently announced plans to acquire Guaranty Bank, N.A., a $120 million bank headquartered in Wilkes-Barre. In addition, the company is purchasing the Lewisburg office of Mellon Bank. Sun Bancorp also operates Sun Asset Management, Sun Mortgage, Sun Leasing, Sun Dealer Center, and Pennsylvania Sun Life, and is 75% owner in a limited liability company, Sun Abstract and Settlement Services. For more information, visit the Bank's website at www.sunbankpa.com.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE ANTICIPATED EFFECTS OF THE MERGER. SHAREHOLDERS AND INVESTORS SHOULD NOTE THAT MANY FACTORS COULD AFFECT THE FUTURE INVESTMENT PERFORMANCE AND FINANCIAL RESULTS OF SUN BANCORP, INC. AND COULD CAUSE THOSE RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PRESS RELEASE.